UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Commission File No.: 0-51688

Date of Report: February 11, 2014

BITZIO, INC.
(Exact name of registrant as specified in its charter)

Nevada	16-1734022
(State of other jurisdiction of incorporation or organization	(IRS Employer Identification No.)

20151 S. Gilmore Street, Winnetka, CA	91306
(Address of principal executive offices)	(Zip Code)

(866) 824-7881
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 2.01	COMPLETION OF ACQUISITION OF ASSETS

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION

ITEM 3.02	UNREGISTERED SALE OF EQUITY SECURITIES

On February 22, 2014 the Registrant entered into a Memorandum of Understanding with Angie Daza d/b/a Cleo vii (the “MOU”). The MOU provides that the Registrant will organize a subsidiary, which has subsequently been organized in Nevada as Cleo VII, Inc., and which is owned 51% by the Registrant and 49% by Angie Daza. Angie Daza has contributed the product designs owned by Cleo vii to the subsidiary and agreed to provide production financing for orders up to 2,500 units per month. The Registrant has committed to deposit $12,000 into the bank account of Cleo VII, Inc. to be used for production and to share equally with Angie Daza the obligation to provide production financing for orders in excess of 2,500 units per month.

Angie Daza will serve as Brand Manager for Cleo VII, Inc., and will provide warehousing and fulfilment services at a location in Miami, Florida. The Registrant will develop marketing campaigns for the Cleo brand and provide administrative services. Cleo VII, Inc. will pay the Registrant a management fee of $5,000 per month, to be accrued until cash flow enables payment.

The MOU provides that the Registrant shall immediately issue to Angie Daza 50,000,000 shares of its common stock, which shall vest quarterly over a two year period. If Cleo-branded products achieve $1 million in annual gross revenue, the Registrant will issue to Angie Daza common shares with a market value of $100,000. If Cleo-branded products achieve $2 million in annual gross revenue, the Registrant will issue to Angie Daza additional common shares with a market value of $100,000.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

10-a	Memorandum of Understanding dated February 11, 2014 among Bitzio, Inc. d/b/a Democratique, Cleo vii and Angie Daza.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 31, 2014	BITZIO, INC.

	By:	/s/ Gordon McDougall
Gordon McDougall
Chief Executive Officer